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                                                                    Exhibit 99.3

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                          AGREEMENT AND PLAN OF MERGER

                                      Among

                             THE BISYS GROUP, INC.,

                   BI-DWW, INC., DASCIT/WHITE & WINSTON, INC.,

                THE SHAREHOLDERS OF DASCIT/WHITE & WINSTON, INC.

                    JEFFREY D. KRAUSS AND JOSEPH J. DITRAPANI

                           Dated as of August 29, 1997

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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I       THE MERGER....................................................2

SECTION 1.01    The Merger....................................................2
SECTION 1.02    Effect Of the Merger..........................................2
SECTION 1.03    Consummation of the Merger....................................2
SECTION 1.04    Charter; By-Laws; Directors and Officers......................2
SECTION 1.05    Further Assurances............................................3

ARTICLE II      CONVERSION OF SECURITIES......................................4

SECTION 2.01    Conversion of Securities of the Company.......................4
SECTION 2.02    Acquisition Common Stock......................................4
SECTION 2.03    Exchange of Certificates......................................5

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF
                THE COMPANY AND KRAUSS AND TRAPANI............................6

SECTION 3.01    Authority Relative to Agreement...............................6
SECTION 3.02    Shareholders' Title to Stock..................................6
SECTION 3.03    Organization, Standing and Qualification......................6
SECTION 3.04    Stock of the Company..........................................6
SECTION 3.05    Subsidiaries and Other Investments............................7
SECTION 3.06    Certification of Incorporation and By-Laws....................7
SECTION 3.07    Execution and Performance of Agreement;
                Validity and Binding Nature...................................7
SECTION 3.08    Financial Statements..........................................8
SECTION 3.09    Intellectual Property Rights..................................8
SECTION 3.10    Contracts and Contract Parties................................9
SECTION 3.11    Major Suppliers..............................................10
SECTION 3.12    Employment, Deferred Compensation or
                Similar Agreements; Collective Bargaining
                Agreements; Employee Benefit Plans...........................10
SECTION 3.13    Inventory....................................................11
SECTION 3.14    Real Estate..................................................11
SECTION 3.15    Title to and  Condition  of Personal
                Property.....................................................11
SECTION 3.16    Accounts and Notes Receivable................................12
SECTION 3.17    Marketable Securities and Other Investments..................12
SECTION 3.18    Taxes........................................................12
SECTION 3.19    Litigation...................................................13
SECTION 3.20    Other Material Contracts and Commitments.....................13
SECTION 3.21    Labor Relations..............................................14
SECTION 3.22    Insurance....................................................14


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                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

SECTION 3.23    Conduct of  Business  and Absence of
                Changes......................................................14
SECTION 3.24    Compliance with Laws; Governmental
                Authorizations...............................................15
SECTION 3.25    Officers, Directors and Depositories.........................15
SECTION 3.26    Environmental Matters........................................15
SECTION 3.27    Third Party and Governmental
                Consents.....................................................16
SECTION 3.28    Licenses and Permits.........................................16
SECTION 3.29    Software.....................................................17
SECTION 3.30    Loans to or from Shareholders or Employees...................17
SECTION 3.31    Absence of Undisclosed Liabilities...........................17
SECTION 3.32    Shareholders' and Similar Agreements.........................17
SECTION 3.33    Approval of Merger...........................................18

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF THE
                SHAREHOLDERS.................................................18

SECTION 4.01    Authority  and Capacity  Relative to
                Agreement....................................................18
SECTION 4.02    Execution and Performance of Agreement;
                Validity and Binding Nature..................................18
SECTION 4.03    Stock of the Company.........................................19
SECTION 4.04    Additional Representations and Covenants
                of Shareholders..............................................19


ARTICLE V       REPRESENTATIONS AND WARRANTIES OF PARENT.....................22

SECTION 5.01    Organization and Qualification...............................22
SECTION 5.02    Acquisition..................................................22
SECTION 5.03    Capitalization...............................................23
SECTION 5.04    Authority Relative to Agreement..............................23
SECTION 5.05    Non-Contravention............................................23
SECTION 5.06    Parent Public Information....................................24
SECTION 5.07    Financial Statements.........................................24
SECTION 5.08    Absence of Certain Changes or Events.........................24
SECTION 5.09    Governmental Consents........................................25
SECTION 5.10    Compliance with Law..........................................25


                                       ii
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                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page

ARTICLE VI      REPRESENTATIONS AND WARRANTIES OF PARENT AND
                ACQUISITION..................................................26

SECTION 6.01    Organization and Qualification...............................26
SECTION 6.02    Capitalization...............................................26
SECTION 6.03    Authority Relative to Agreement..............................26
SECTION 6.04    Non-Contravention............................................27
SECTION 6.05    Governmental Consents........................................27
SECTION 6.06    Other Matters................................................27

ARTICLE VII     COVENANTS AND OTHER AGREEMENTS...............................27

SECTION 7.01    Non-Competition Agreements...................................27
SECTION 7.02    Employment Agreement.........................................27
SECTION 7.03    Certain Life Insurance Policies..............................28
SECTION 7.04    Indemnification..............................................28
SECTION 7.05    Confidentiality..............................................30
SECTION 7.06    Transfer   Restrictions   After  the
                Effective Time...............................................30
SECTION 7.07    Registration Rights Agreements...............................31
SECTION 7.08    Termination of Shareholders' Agreements......................31
SECTION 7.09    Shareholder Sub-S Tax Liability..............................31
SECTION 7.10    Payments under FILCO Agreement...............................32
SECTION 7.11    Closing Deliveries...........................................32
SECTION 7.12    No Recission.................................................33

ARTICLE VIII    MISCELLANEOUS................................................33

SECTION 8.01    Survival of Certain Representations and
                Warranties...................................................33
SECTION 8.02    Fees and Expenses............................................33
SECTION 8.03    Publicity....................................................34
SECTION 8.04    Execution in Counterparts....................................34
SECTION 8.05    Notices......................................................34
SECTION 8.06    Waivers......................................................35
SECTION 8.07    Entire Agreement.............................................35
SECTION 8.08    Applicable Law...............................................36
SECTION 8.09    Binding Effect, Benefits.....................................36
SECTION 8.10    Assignability................................................36
SECTION 8.11    Amendments...................................................36
SECTION 8.12    Applicable Disclosures.......................................36


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                         INDEX TO SCHEDULES AND EXHIBITS

    Schedule                        Description
    --------                        -----------

      3.02                     Shareholder's Agreements
      3.03                     Qualifications
      3.05                     Subsidiaries/Other Investments
      3.06                     Certificate of Incorporation and
                               By-Laws of the Company
      3.09                     Intellectual Property Rights
      3.10                     Contracts and Contract Parties
      3.11                     Major Suppliers
      3.12(a)                  Employment Contracts and
                               Other Compensation Agreements
      3.12(b)                  Employee Benefit Plans
      3.13                     Inventory
      3.14(b)                  Real Estate Leased
      3.15                     Liens and Encumbrances on
                               Personal Property
      3.16                     Accounts and Notes Receivable
      3.17                     Company Investments
      3.18                     Tax Matters
      3.19                     Litigation
      3.20                     Other Contracts
      3.21                     Compliance with Employment
                               Related Laws
      3.22                     Insurance
      3.23                     Changes in Conduct of Business
      3.25                     Officers, Directors and Depositories
      3.27                     Consents and Waivers
      3.28                     Licenses and Permits
      4.04(e)                  Accredited Investors
      4.04(m)                  Shareholder Interests
      7.03                     Certain Life Insurance Policies


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Exhibit               Ref.          Description
-------               ----          -----------

  A                  7.13           Form of Registration Rights
                                    Agreement


                                       v
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           AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August
29, 1997, among The BISYS Group, Inc., a Delaware corporation, with an address at 150 Clove Road, Little Falls, New Jersey 07424 ("Parent"), BI-DWW, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, with an address at 150 Clove Road, Little Falls, New Jersey 07424 ("Acquisition"), Dascit/White & Winston, Inc., a New York corporation, with an address at 99 Madison Avenue, New York, New York 10016 (the "Company"), Jeffrey D. Krauss, with an address at 2649 Rebecca Street, Bellmore, New York 11710 ("Krauss"), Joseph J. DiTrapani (a/k/a Joseph J. Trapani), with an address at 860 Cranford Avenue, North Woodmere, New York 11581 ("Trapani"), and the shareholders of the Company, whose names and addresses are set forth on the signature pages hereto (all of said persons and Trapani being sometimes referred to herein individually as a "Shareholder", and collectively, together with Trapani, as the "Shareholders"). Jeffrey D. Krauss, as Trustee of the Trust for the Benefit of Laura Krauss, a Shareholder, is sometimes referred to herein as the "Krauss Trustee Shareholder." The Company and Acquisition are hereinafter sometimes referred to as the "Constituent Corporations" and the Company as the "Surviving Corporation.

           WHEREAS, the Company is a general insurance agency;

           WHEREAS, Parent, Acquisition and the Company desire that Acquisition merge with and into the Company (the "Merger"), upon the terms and conditions set forth herein and in accordance with the Business Corporation Law of the State of New York (the "New York BCL") and the General Corporation Law of the State of Delaware (the "Delaware GCL"), with the result that the Company shall continue as the Surviving Corporation and the separate existence of Acquisition (except as it may be continued by operation of law) shall cease;

           WHEREAS, Parent, Acquisition and the Company desire that upon the Merger, at the Effective Time (as hereinafter defined), the outstanding shares of the capital stock of the Company be converted into the right to receive fully paid and nonassessable shares of Common Stock, $.02 par value, of Parent ("Parent Common Stock"), and the outstanding shares of Acquisition be converted into the right to receive fully paid and nonassessable shares of the Common Stock, $.01 par value, of the Surviving Corporation, as hereinafter provided;

           WHEREAS, Parent, Acquisition and the Company desire that, immediately after the Effective Time and solely as a result of the Merger, Parent will own all the issued and outstanding shares of the capital stock of the Surviving Corporation;
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           WHEREAS, for federal income tax purposes, it is intended that the
Merger qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

           WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests"; and

           WHEREAS, the respective Boards of Directors of the Company, Parent and Acquisition and the shareholders of the Company have approved the Merger;

           NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

           SECTION 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with this Agreement, the New York BCL and the Delaware GCL, Acquisition shall be merged with and into the Company, the separate existence of Acquisition (except as it may be continued by operation of law) shall cease, and the Company shall continue as the Surviving Corporation.

           SECTION 1.02 Effect Of the Merger. Upon the effectiveness of the Merger, the Surviving Corporation shall succeed to and assume all the rights and obligations of the Company and Acquisition in accordance with the New York BCL and the Delaware GCL and the Merger shall otherwise have the effects set forth in Section 906 of the New York BCL.

           SECTION 1.03 Consummation of the Merger. Simultaneously herewith, the parties hereto are causing the Merger to be consummated by filing (a) with the Secretary of State of the State of New York a properly executed Certificate of Merger in accordance with the New York BCL, and (b) with the Secretary of State of the State of Delaware a properly executed certificate of merger in accordance with the Delaware GCL. The effective time of the Merger is referred to herein as the "Effective Time".

           SECTION 1.04 Charter; By-Laws; Directors and Officers. As of the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of


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the Company unless and until thereafter amended or restated in accordance with the provisions thereof and as provided by the New York BCL. As of the Effective Time, the By-Laws of the Surviving Corporation shall be the By-Laws of the Company as in effect immediately prior to the Effective Time, unless and until thereafter amended in accordance with the provisions thereof and as provided by the New York BCL. The initial directors and officers of the Surviving Corporation shall be the directors and officers set forth below, in each case until their respective successors are duly elected and qualified.

           Directors:

                Lynn J. Mangum
                Robert J. McMullan

           Officers:

                Lynn J. Mangum - Chairman
                Anthony A. Pascotti - President
                Robert J. McMullan - Executive Vice President and
                                     Treasurer
                J. Randall Grespin - Executive Vice President
                Thomas G. Veal - Executive Vice President
                Joseph J. Trapani - Senior Vice President
                Mark J. Rybarczyk - Senior Vice President
                Dennis R. Sheehan - Senior Vice President
                Kevin J. Dell - Vice President, General Counsel and
                                Secretary
                Annamaria Porcaro - Assistant Secretary
                Patricia A. Heins - Assistant Secretary

           SECTION 1.05 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporation, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such


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

Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

           SECTION 2.01 Conversion of Securities of the Company. (a) Net Merger Price. By virtue of the Merger and without any action on the part of the holders of the common stock, without par value, of the Company ("Company Common Stock"), at the Effective Time all outstanding shares of the Company Common Stock (subject to Section 2.03(b) hereof) shall be converted into the right to receive 58,223.7087 fully paid and nonassessable shares of Parent Common Stock on the following basis:

           The aggregate consideration being paid in connection with the Merger is being paid in the form of Parent Common Stock valued, as set forth below, at Two Million Sixty Two Thousand Five Hundred Dollars ($2,062,500.00) less the amount of $104,000 (the "FILCO Obligation"), representing the maximum amount payable by the Company as of the Effective Time pursuant to that certain agreement dated March 26, 1996 among FILCO Intermediary, Ltd. ("FILCO"), the Company, Krauss, Trapani, William Pappas and Philip Fina (the "FILCO Agreement") (the "Net Merger Price"). The Net Merger Price is divided by $33.6375, which is the average of the daily closing price per share of Parent Common Stock (the "Average Price"), as reported on the Nasdaq National Market for the 30 trading day period immediately preceding the day which is three business days prior to the Effective Time, in order to determine the number of shares of Parent Common Stock into which the outstanding shares of Company Common Stock are being converted in the Merger (the "Aggregate Parent Common Stock Consideration").

           (b) Exchange Value. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares held in the treasury of the Company, which are being canceled as provided in paragraph (c) below) are being converted into the right to receive 582.2371 shares of Parent Common Stock, which represents the quotient obtained by dividing the number of outstanding shares of Company Common Stock by the Aggregate Parent Common Stock Consideration.

           (c) Treasury Stock. Each share of capital stock that is held in the treasury of the Company is being canceled and retired and no capital stock of Parent, cash or other consideration shall be paid or delivered in exchange therefor.

           SECTION 2.02 Acquisition Common Stock. At the Effective Time, each share of Common Stock, $.01 par value, of

Acquisition issued and outstanding immediately prior to the Effective Time is being converted into a right to receive one (1) share of the common stock of the Surviving Corporation, which shall constitute all of the issued and outstanding shares of the Surviving Corporation after the Effective Time.

           SECTION 2.03 Exchange of Certificates. (a) Simultaneously herewith, each Shareholder is delivering to Parent the certificate or certificates representing its shares of Company Common Stock (each, a "Certificate") in form sufficient for transfer and cancellation pursuant hereto. Each Shareholder surrendering such Certificate shall be entitled to receive in exchange therefor, without any further payment of consideration by such Shareholder, (i) a certificate evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly evidenced by such Certificate (after taking into account all shares of Company Common Stock then held of record by such holder) and (ii) a check representing the amount of cash in lieu of fractional shares of Parent Common Stock, if any, and unpaid dividends or other distributions, if any, to which such holder is entitled pursuant to the provisions of this Section 2.03, after giving effect to any applicable withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to the Shareholders.

           (b) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Each holder of shares of Company Common Stock who would otherwise have been entitled to receive in the Merger a fraction of a share of Parent Common Stock (after taking into account all certificates surrendered by such holder) shall be entitled to receive, in lieu thereof, a check in an amount (without interest) equal to such fractional part of a share of Parent Common Stock multiplied by the Average Price.

           (c) Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a certificate representing One Hundred (100) shares of the common stock of the Surviving Corporation, and Parent shall cause the certificate representing the shares of the capital stock of Acquisition to be canceled.


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

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                             AND KRAUSS AND TRAPANI

           Each of the Company and each of Krauss and Trapani, jointly and severally, hereby represents and warrants to Parent and Acquisition, knowing and intending that each of Parent and Acquisition is relying hereon in entering into the transactions contemplated hereby, as follows:

           SECTION 3.01 Authority Relative to Agreement. The Company has all requisite power and authority to enter into and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors and shareholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby.

           SECTION 3.02 Shareholders' Title to Stock. The shares of Company Common Stock identified on the signature page(s) hereof opposite the respective names of the holders thereof have been duly and validly issued to the respective holders. The shares of Company Common Stock owned by them represent, collectively, all of the issued and outstanding shares of capital stock (or other equity interests) in the Company. Except with respect to such agreements set forth on Schedule 3.02 hereto (the "Shareholders' Agreements"), each of which is terminated as of the Effective Time, neither the Company nor the Shareholders are party to any shareholders' agreement, buy-sell agreement or similar agreement or arrangement.

           SECTION 3.03 Organization, Standing and Qualification. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power and lawful authority to own and hold its properties and conduct its business as now owned, held and conducted in its state of incorporation and the states (or other jurisdictions) in which it has qualified to do business. The Company is qualified to do business and is in good standing in all states (or other jurisdictions) in which such qualification is required by reason of the nature or extent of business conducted by the Company therein, except where the failure to so qualify would not have a material adverse effect on the business, results of operations or financial condition of the Company, and such states (and jurisdictions) are specified in Schedule 3.03 attached hereto

           SECTION 3.04 Stock of the Company. (a) The authorized capital stock of the Company consists in its entirety of

Two Hundred (200) shares of Company Common Stock, of which One Hundred (100) shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable. The Company does not have any outstanding subscription, warrants, convertible securities, obligations, options or rights entitling others to acquire shares of capital stock of the Company, or any outstanding securities, options, warrants, rights or other instruments convertible into shares of capital stock of the Company.

           (b) Except with respect to the shares of Company Common Stock identified on the signature page(s) hereof, none of the Shareholders or any other person or entity has any outstanding claim against the Company or any right whatsoever against the Company with respect to any shares of capital stock of the Company, including, without limitation, any option, warrant or other right to acquire from the Company shares of the capital stock of the Company or any securities, options or other instruments convertible into or exchangeable for shares of capital stock of the Company.

           SECTION 3.05 Subsidiaries and Other Investments. Other than as listed on Schedule 3.05 hereto, and other than FILCO, there is no corporation, partnership, joint venture, or other entity in which the Company has, directly or indirectly, made any investment or to which the Company has made an advance of cash. The Company is not under any obligation to acquire any securities from any person or entity, and, other than pursuant to the FILCO Agreement, the Company is not under any obligation to make any investment, loan, cash contribution or other advance to any person or entity, including, but not limited to, International Benefits Administrators, L.L.C. or any member thereof.

           SECTION 3.06 Certificate of Incorporation and By-Laws. True and complete copies of the Company's Certificate of Incorporation and By-Laws (together with any amendments thereto) are attached hereto as Schedule 3.06. The Company has provided to Parent true and complete copies of the Certificate of Incorporation and By-Laws of the Company and the Certificate of Incorporation and By-Laws or other organizational agreements and documents of each Subsidiary, together with all amendments thereto.

           SECTION 3.07 Execution and Performance of Agreement; Validity and Binding Nature. The execution and delivery of this Agreement, and the performance by the Company, Krauss, Trapani and the Shareholders of the terms of this Agreement and the transactions contemplated hereby, will not result in a breach of any of the terms of, or constitute a violation of or default under, the Certificate of Incorporation or By-Laws of the Company or any statute or contract, indenture or other instrument by which the Company, Krauss, Trapani, or the Shareholders or any of their respective properties are bound, and except as provided in Section

3.27 and disclosed in Schedule 3.27 hereof, no consent, approval, authorization or order of any court or governmental authority is required in connection with the execution and delivery of the Agreement by the Company, Krauss, Trapani and the Shareholders and the performance by the Company, Krauss, Trapani and the Shareholders of the terms of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, Krauss, Trapani and the Shareholders. This Agreement is, and the documents and agreements executed and delivered by the Company, Krauss, Trapani and the Shareholders pursuant to the terms hereof, when duly executed and delivered by all parties whose execution and delivery thereof is required, will be legal, valid, and binding obligations of the Company, Krauss, Trapani and the Shareholders, enforceable against the Company, Krauss, Trapani and the Shareholders in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, receivership, moratorium, conservatorship, reorganization or other laws of general application affecting the rights of creditors generally or by general principles of equity.

           SECTION 3.08 Financial Statements. Parent has caused Coopers & Lybrand L.L.C. to audit the combined balance sheet of the Company and its affiliated entities, Krauss & Trapani Co., Ltd. and Group Plan Administrators, Inc., as of April 30, 1997 (the "April 1997 Combined Balance Sheet"), and notes thereto. The Company has delivered to Parent (i) the unaudited balance sheet of the Company as of April 30, 1997 (the "April 1997 Balance Sheet") used for purposes of preparing the April 1997 Combined Balance Sheet and included therein, and the related unaudited statements of income, stockholders' equity and cash flows for the period then ended, and notes thereto, and (ii) the unaudited balance sheet of the Company as of December 31, 1996 (the "December 1996 Balance Sheet"), and the related unaudited statements of income, stockholders' equity and cash flows for the fiscal year then ended, and notes thereto, herein referred to collectively as the "Financial Statements". All prepaid expenses included in the Financial Statements as assets represent payments theretofore made by the Company, the benefit and advantage of which may be obtained and enjoyed by the Surviving Corporation. The books and records of the Company have been kept, and will be kept to the Effective Time, in reasonable detail and in accordance with the same accounting principles heretofore used and consistently applied.

           SECTION 3.09 Intellectual Property Rights. Schedule 3.09 attached hereto contains a complete and correct list and accurate description of all trademarks, trade names, service marks, logos and other identifying symbols, names or marks, copyrights, inventions, processes, designs, formulas, trade secrets, patents, patent applications and other intellectual and/or proprietary rights or interests (collectively, "Intellectual Property Rights")

(a) owned by the Company free and clear of all licenses, liens, charges or encumbrances, except as specified in such Schedule, or (b) licensed to the Company under valid and enforceable agreements. The Company owns, or possesses adequate rights to use, all Intellectual Property Rights necessary for the conduct of the business of the Company, and the protection of patents is not material to the conduct of the business of the Company. There are no infringements by any third parties upon any Intellectual Property Rights or any conflict with or infringement by the Company of the rights of others with respect to same.

           SECTION 3.10 Contracts and Contract Parties. Schedule 3.10 contains a complete list of (a) each joint venture, co-marketing, co-brokerage or similar contract or arrangement, whether written or oral, to which the Company is a party, (b) each contract or arrangement, whether written or oral, with an insurance company, general insurance agency, distributor or broker to which the Company is a party, and under which the Company is authorized or obligated to sell or broker insurance or related products or services, (c) each contract or arrangement, whether written or oral, under which the Company receives commissions or other income in connection with the conduct of its business, (d) each lease or capital lease of equipment or other personal property, whether written or oral, to which the Company is a party and (e) each consulting or similar agreement, whether written or oral, to which the Company is a party, all of the foregoing including the names and addresses of each party thereto other than the Company (collectively, the "Contract Parties"), in each case under which the Company's revenues or expenses exceeded $10,000.00 for the twelve months ended June 30, 1997 or under which the Company reasonably anticipates that its revenues or expenses will exceed $10,000.00 in the twelve months ending June 30, 1998. True and complete copies of those contracts or arrangements described in this Section 3.10 which are in writing have been made available to Parent, and accurate descriptions of those contracts or arrangements described in this Section 3.10 which are oral have been made available to Parent. Except as described in Schedule 3.10, none of the contracts or arrangements listed in
Schedule 3.10 require the Company to purchase any product or service exclusively from a Contract Party, require the Company to deal exclusively with a Contract Party with respect to any customer or class of customers of the Company, or otherwise limit the Company from selling or purchasing any product or service to or from any person or entity. No Contract Party listed in Schedule 3.10 has expressed to the Company, Krauss or Trapani its intention to cancel or otherwise terminate its relationship with the Company, and, to the knowledge of the Company, Krauss and Trapani, all of such contracts and arrangements will continue in full force and effect after the Effective Time and a continuing relationship with each such Contract Party is not in jeopardy.

           SECTION 3.11 Major Suppliers. Except as disclosed in Schedule 3.11, and other than insurance companies or insurance brokers, there are no suppliers or consultants from whom the Company has purchased goods and/or services (collectively, the "Major Suppliers"), the loss of which would cause a material adverse effect on the business, results of operations or financial condition of the Company or the Surviving Corporation. No Major Supplier has expressed to the Company, Krauss or Trapani its intention to cancel or otherwise terminate its relationship with the Company or the Surviving Corporation.

           SECTION 3.12 Employment, Deferred Compensation or Similar Agreements; Collective Bargaining Agreements; Employee Benefit Plans. (a) Except as disclosed in Schedule 3.12(a), the Company is not a party to any agreement or employment contract or deferred compensation or similar employment or incentive compensation arrangement with any of its respective employees or former employees. There are no collective bargaining agreements or any agreements with any labor union covering any employees of the Company. The business of the Company is not affected by any present strike or other labor disturbance involving the employees of the Company nor, to the best knowledge of the Company or any Management Shareholder, is any union attempting to represent, as collective bargaining agent, any person employed by the Company.

           (b) Except as disclosed in Schedule 3.12(b), the Company does not sponsor or maintain and is not otherwise a party to or liable under any plan, program, fund or arrangement (whether or not qualified for Federal income tax purposes), whether benefiting a single individual or multiple individuals, and whether funded or not, that is an "employee pension benefit plan," or an "employee welfare benefit plan," as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other benefit arrangement for its employees, their dependents and beneficiaries.

           (c) Except as disclosed in Schedule 3.12(b) hereto, the Company has not and does not contribute to any multi-employer plan (as defined in Section 3(37) of ERISA), incurred any liability under Section 4201 of ERISA for any complete or partial withdrawal from any multi-employer plan and has not assumed any such liability by any prior owner of any of its assets or properties.

           (d) Each employee pension benefit plan maintained by the Company and listed in Schedule 3.12(b) complies in all material respects with the requirements of ERISA. No "reportable event" within the meaning of Section 403 of ERISA has occurred with respect to any such plan and the Company has not engaged in any "prohibited transaction" within the meaning of Section 406(a) or

(b) of ERISA or of Section 4975(c) of the Code, with respect to any such plan; and no such plan has been terminated in accordance with the procedures set forth in Section 4041 or 4042 of ERISA.

           (e) No liability has been incurred by the Company or any Subsidiary for any tax imposed by Section 4975 of the Code with respect to any plan described in Schedule 3.12(b). The Company has, and shall have, for all periods ending on or prior to the Effective Time, administered each employee pension benefit plan and each employee welfare benefit plan described in Schedule 3.12(b) in all material respects in compliance with the reporting, disclosure and all other requirements applicable thereto under ERISA, the Code or any other applicable law.

           SECTION 3.13 Inventory. Except as disclosed in Schedule 3.13 or in the April 1997 Balance Sheet, the Company does not own any inventory, and the ownership and maintenance of inventory is not significant to the conduct of the business of the Company.

           SECTION 3.14 Real Estate. (a) The Company owns no real property. The Company is not a party to any agreement involving the purchase or sale of real or personal property except as disclosed in this Agreement or a Schedule hereto.

           (b) Schedule 3.14 (b) contains a true and correct list and description of all leases, subleases or other agreements under which the Company is lessee or subtenant or lessor or sublessor of real estate. The Company has provided to Parent true and complete copies of all such leases, subleases and agreements, all of which leases, subleases and agreements are valid, binding and enforceable. The Company has no oral leases of real estate.

           (c) All leased real property (and improvements thereon) described in
Schedule 3.14(b) is in good operating condition and repair and conforms in all material respects with all applicable building, zoning, planning and other regulations, ordinances or laws, and the Company has the right to use all real estate necessary to the conduct of its business as currently conducted.

           SECTION 3.15 Title to and Condition of Personal Property. The Company has merchantable title to all personal property reflected in the April 1997 Balance Sheet or acquired subsequent to the date of the April 1997 Balance Sheet, free and clear of all liens or encumbrances, except as disclosed in
Schedule 3.15 hereto. No representation or warranty as to the condition of any such personal property is made in this Agreement. The Company owns or has the right to use all such properties necessary to the conduct of its business as currently conducted.

           SECTION 3.16 Accounts and Notes Receivable. Except as disclosed in
Schedule 3.16, the accounts and notes receivable of the Company reflected in the April 1997 Balance Sheet or acquired by the Company subsequent to the date of the April 1997 Balance Sheet (a) are true, bona fide accounts or notes receivable of the Company created in the ordinary course of business; (b) have been collected or are fully collectible in amounts not less than the aggregate amount thereof, net of reserves established therefor, on the books of the Company and reflected in the April 1997 Balance Sheet; (c) are not subject to any offsets, credits or counterclaims; and (d) have not at any time been placed for collection with any attorney, collection agency or similar individual or firm.

           SECTION 3.17 Marketable Securities and Other Investments. Schedule
3.17 lists all of the marketable securities and other investments shown on the April 1997 Balance Sheet (the "Company Investments"), all of which are owned by the Company free and clear of any liens, encumbrances or claims, except as shown in Schedule 3.17. The value of each of the Company Investments shown on the April 1997 Balance Sheet reflect the fair market value thereof on the date of the April 1997 Balance Sheet, as applicable, and the Financial Statements are in conformity with the requirements of Financial Accounting Standards Board Statement No. 115. All of the Company Investments are readily marketable except as described in Schedule 3.17, and, since the date of the April 1997 Balance Sheet, as applicable, there has been no material decline in the aggregate market value of the Company Investments.

           SECTION 3.18 Taxes. The Company has properly completed and filed all federal, state, county, municipal and other tax returns, reports and declarations which are required to be filed by it and has paid all taxes, penalties and interest which have become due pursuant thereto or which became due pursuant to asserted deficiencies or assessments. The Company has reported its income for tax purposes on the cash method of accounting and will be required pursuant to the Code to change to the accrual method of accounting at the Effective Time. By reason of such change in the method of accounting, the Surviving Corporation may be required to make certain adjustments to its taxable income and may be required to pay additional taxes in respect of income which the Company would have been required to report had it used the accrual method of accounting prior to the Effective Time, it being understood and agreed hereunder that such additional taxes, if any, shall be the exclusive liability of the Surviving Corporation. Except as set forth in Schedule 3.18 hereto, the Company has not received any notice of deficiency or assessment of additional taxes, all such deficiencies or assessments set forth in Schedule 3.18 are being contested in good faith and through appropriate proceedings, and no tax audits are in process. The last year for which the federal or state income taxes or other taxes of the Company have been examined is set forth accurately and completely on Schedule 3.18 hereto. The Company has not granted any waiver of any statute of limitation with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or other tax. The Company filed an election under Section 1362(a) of the Code to be taxed as an S Corporation on the date indicated on Schedule 3.18, and said election is in effect on and as of the date hereof.

           SECTION 3.19 Litigation. Except as disclosed in Schedule 3.19, there is no litigation, investigation or proceeding pending or, to the knowledge of the Company, Krauss or Trapani, threatened, involving the Company or any of its properties. There are no outstanding orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal materially affecting or materially limiting the conduct of the business of the Company.

           SECTION 3.20 Other Material Contracts and Commitments. Except as disclosed in Schedule 3.20 or another Schedule hereto, the Company is not a party to and none of its properties are bound by any of the following types of contracts or commitments, written or oral: (a) mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money in excess of $10,000.00 in the aggregate or extension of credit in excess of $10,000.00 in the aggregate or imposition of an encumbrance on any of the assets of the Company; (b) any contract with any officer, director or with any employee of the Company (other than agreements relating to current wage or salary payments terminable by the Company on notice of thirty (30) days or less); (c) any contract or promissory note or other instrument with any Affiliate (as hereinafter defined) of the Company; (d) any guarantee of the obligations of any person or entity or obligation to provide funds or assume the debt of any person or entity; (e) any option or right to acquire any assets of the Company outside of the ordinary course of business; or (f) profit-sharing, stock option, pension, or retirement agreements, shareholder or similar agreements or arrangements, trusts, or funds for the benefit of employees (collectively, the "Other Contracts"). The Company has delivered to Parent complete and correct copies of all of the Other Contracts as are in writing, together with all amendments thereto, and accurate descriptions of all of the other Contracts which are oral. The Company is not in default with respect to any of the Other Contracts, and to the knowledge of the Company, Krauss and Trapani, no other party to any of the Other Contracts is in default with respect thereto. Except as specifically set forth on Schedule 3.20, each of the Other Contracts will continue in full force and effect after the Effective Time without any right on the part of any party thereto, other than the Surviving Corporation, to terminate it as a result of the occurrence of the Merger. For purposes of this Agreement, an "Affiliate" of the Company means (a) any corporation, partnership, trust or other entity in control of, controlled by or under common control with the Company; and (b) any officer, director, trustee, general partner or employee of any corporation, partnership, trust or other entity in control of, controlled by or under common control with the Company. For purposes of this Agreement, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.
Schedule 3.20 discloses all Affiliates of the Company which are business entities currently in existence.

           SECTION 3.21 Labor Relations. Except as disclosed in Schedule 3.21, the Company, in the conduct of its affairs, has complied in all material respects with all applicable laws (including, without limitation, labor and tax laws), and regulations relating to the hiring and employment of employees and independent contractors, including, without limitation, those related to discrimination, wages, hours, collective bargaining, employee pension and welfare benefit plans, and the payment of (and withholding for) income, Social Security and other employment related taxes, and the Company is not liable for any penalties or damages for failure to comply with any of the foregoing. There are no unfair labor practice claims or charges pending or threatened involving the Company.

           SECTION 3.22 Insurance. Schedule 3.22 hereto contains a list and description (including the name of the insurer, coverage and expiration date) of all insurance policies maintained by the Company. Schedule 3.22 further lists all claims presently pending or threatened which are covered by such policies. The Company has not received notice of cancellation or non-renewal of any of such policies.

           SECTION 3.23 Conduct of Business and Absence of Changes. Except as disclosed in Schedule 3.23, since April 30, 1997, the Company has conducted its business in the regular and ordinary course and has not (a) undergone any material adverse change in its condition (financial or otherwise), assets, liabilities, business, or operations, (b) declared, set aside, made or paid any cash or stock dividend or distribution or purchased, issued or sold any shares of its capital stock, (c) incurred any indebtedness for borrowed money other than as disclosed in Schedule 3.20 or issued or sold any debt securities, (d) instituted any increase in the compensation or bonuses payable or to become payable to any officers or employees, or any changes in personnel policies or employees benefits, or (e) made any payment to any Shareholder except for payments described in a Schedule hereto and regular salary and ordinary and necessary business expense reimbursements.

           SECTION 3.24 Compliance with Laws; Governmental Authorizations. The Company is in compliance, in all material respects, with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, governmental licenses or permits and other governmental licenses, permits, authorizations or approvals applicable to it or any of its properties. All governmental licenses, permits, authorizations or approvals necessary for the conduct of its business have been duly and lawfully obtained and are in full force and effect, except where the failure to obtain and/or maintain the same would not have a material adverse effect on the business, results of operations or financial condition of the Company, and none of the Company, Krauss or Trapani have knowledge of any proceedings pending or threatened which may result in the revocation, cancellation or suspension, or any materially adverse modification, of any thereof.

           SECTION 3.25 Officers, Directors and Depositories. Schedule 3.25 hereto contains the names of all the officers and directors of the Company, the names of all depositories of the funds of the Company and the names of the officers and other persons empowered to sign instruments withdrawing funds from said depositories.

           SECTION 3.26 Environmental Matters. (a) The business and operations of the Company comply in all material respects with all federal, state and local laws, rules, regulations and directives pertaining to the environment. No governmental agency has asserted any claim or given notice of any possible claim or, to the knowledge of the Company, Krauss or Trapani, threatened to assert any claim against the Company in respect of its business, any assets owned or leased by it, real properties owned or leased by it, or the condition, use or operation thereof, arising out of any federal, state or local law, rule, regulation or directive pertaining to the environment.

           (b) To the best knowledge of the Company and Krauss and Trapani, there are nowhere on any real property leased by, used by or otherwise under the control of the Company any deposits, dumps, or tanks of toxic or other poisonous, dangerous or noxious waste, fluids, solvents, chemicals or effluents, all of which chemicals, fuels and fluids are properly and safely stored, identified, labeled and maintained in accordance with applicable industrial standards and all governmental or other laws or regulations relating thereto. The Company does not discharge from any real property leased, used or otherwise under its control, whether by effluent, emission or other means, any noxious, toxic, hazardous or deleterious matter or gases. All discharges of waste material and other substances from the operating facilities of the Company are in full compliance with applicable law and covered by valid permits and licenses, where required.

           SECTION 3.27 Third Party and Governmental Consents. Except as disclosed in Schedule 3.27 hereto, and except for (i) consents of or filings with governmental agencies and (ii) consents of insurance carriers or other parties under contracts terminable at will or on notice of 60 days or less, no consent, waiver, authorization, approval, order, license, certificate or permit of or from, or registration, declaration or filing with, any court or other tribunal or any other person, firm or entity, nor under any contract, indenture, mortgage, lease, license or other agreement or instrument to which the Company, Krauss or any Shareholder is a party or by which the Company, Krauss or any Shareholder, or any of their respective assets or properties, is subject or bound, is required by or with respect to the Company, Krauss or any Shareholder in connection with the execution, delivery or performance of this Agreement or of any other agreement, document or instrument to be executed and delivered by the Company, Krauss or any Shareholder pursuant hereto or in connection herewith or the consummation of the transactions contemplated hereby. The Company, Krauss, Trapani or a Shareholder, as applicable, has obtained all consents and waivers listed in Schedule 3.27 on or prior to the date hereof, including, without limitation, the consent of American Mayflower Life Insurance Company and the consent of First Colony Life Insurance Company.

           SECTION 3.28 Licenses and Permits. The Company has obtained all consents, approvals, waivers, licenses and permits from governmental authorities required to have been obtained by it in connection with the ownership of the assets of the Company and the operation of the business of the Company as presently and heretofore conducted, including, without limitation, all insurance producer and similar licenses required to have been obtained by it (herein collectively referred to as the "Company Licenses"), except where the failure to obtain the same would not have a material adverse effect on the business, results of operations or financial condition of the Company. Except as disclosed in Schedule 3.28 hereto, the Company, Krauss or Trapani is not aware of any failure by any employee and agent of the Company to obtain all approvals, licenses and permits from governmental authorities required in connection with the operation of the business of the Company and the services provided by such employee or agent to the Company, including, without limitation, insurance producer licenses and similar licenses (herein collectively referred to as the "Employee and Other Licenses"). The Company Licenses and the Employee and Other Licenses are listed on Schedule 3.28 hereto and, except as otherwise set forth in Schedule 3.28 hereto, no other licenses or permits are required to conduct or operate the business of the Company as presently conducted, except where the failure to obtain the same would not have a material adverse effect on the business, results of operations or financial condition of the Company. None of the Company Licenses or the Employee and Other Licenses are threatened to be revoked or suspended, and there are no disciplinary proceedings pending or threatened by, any issuer of any such license or any other governmental authority against the holder thereof.

           SECTION 3.29 Software. The Company does not own or license any computer software or related programs other than off-the-shelf software licensed to the Company and used in the ordinary course of the Company's business.

           SECTION 3.30 Loans to or from Shareholders or Employees. The Company does not have outstanding any loans, advances or other indebtedness incurred by Krauss, Trapani or any Shareholder or any employee, former employee or former shareholder of the Company or any member of their respective families, and there are no loans or advances made to the Company by or indebtedness incurred by the Company to Krauss, Trapani or any Shareholder or any employee, former employee or former shareholder of the Company, or any member of their respective families.

           SECTION 3.31 Absence of Undisclosed Liabilities. Except as and to the extent disclosed or accrued on the Financial Statements or incurred in the ordinary course of business since the date of the April 1997 Balance Sheet, there exist no liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise) known to the Company, Krauss or Trapani in respect of the business or assets of the Company of the type customarily reflected in financial statements prepared in accordance with generally accepted accounting principles. None of the Company, Krauss or Trapani knows or has any reasonable grounds to know after due inquiry of any basis for assertion against the Company of any claim or liability of any nature in any amount not fully disclosed in the Financial Statements or otherwise pursuant to the terms hereof.

           SECTION 3.32 Shareholders' and Similar Agreements. Except as set forth in Schedule 3.02, neither any Shareholder, nor any other person or entity, nor the Company, Krauss or Trapani are parties to any shareholders' agreement, buy-sell agreement, stock rights agreement or any similar agreement or arrangement related to the purchase and sale of any shares of Company Common Stock. As of the Effective Time, each of the agreements listed in Schedule 3.02 is terminated and will be of no further effect, and, as of the Effective Time, the Company has no obligation to any Shareholder or

74y other person or entity for the purchase of any shares of Company Common Stock or for the payment of any consideration in respect of the purchase, sale or other disposition of shares of Company Common Stock.

           SECTION 3.33 Approval of Merger. The Merger has been duly and validly authorized and approved by the holders of 100% of the outstanding shares of Company Common Stock.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDERS

           Each Shareholder hereby represents and warrants to Parent and Acquisition, as to itself, severally and not jointly, as follows, knowing and intending that each of Parent and Acquisition is relying hereon in entering into the transactions contemplated hereby:

           SECTION 4.01 Authority and Capacity Relative to Agreement. Such Shareholder has all requisite power, authority and legal capacity to enter into and perform each of its obligations hereunder.

           SECTION 4.02 Execution and Performance of Agreement; Validity and Binding Nature. The execution and delivery of this Agreement, and the performance by such Shareholder of the terms of this Agreement and the transactions contemplated hereby, will not result in a material breach of any of the terms of, or constitute a violation or default under, any statute or contract, indenture or other instrument by which such Shareholder or any of its respective properties are bound, and no consent, approval, authorization or order of any court or governmental authority is required in connection with the execution and delivery of this Agreement by such Shareholder and the performance by such Shareholder of the terms of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Shareholder and, together with the other documents and agreements to be executed by all parties whose execution and delivery thereof is required, constitutes the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, receivership, moratorium, conservatorship, reorganization or other laws of general application affecting the rights of creditors generally or by general principles of equity.

           SECTION 4.03 Stock of the Company. The number of shares of Company Common Stock beneficially owned by such Shareholder is as identified on the signature page(s) hereof opposite the respective Shareholder's name. The shares of Company Common Stock beneficially owned by such Shareholder are owned free and clear of all liens, claims, options, encumbrances or restrictions whatsoever. Such Shareholder has the full legal right and power and all authorizations and approvals required by law or otherwise to sell, transfer and deliver such shares hereunder and to make the representations, warranties and agreements set forth in this Agreement. Except with respect to the shares of Company Common Stock identified on the signature page(s) hereof opposite such Shareholder's name, such Shareholder has no outstanding claim against the Company or any right whatsoever with respect to any shares of the capital stock of the Company, including without limitation any option, warrant or other right to acquire shares of the capital stock of the Company or any securities, options or other instruments convertible or exchangeable into shares of capital stock of the Company. Except as set forth in that certain Shareholders' Agreement of Company disclosed on Schedule 3.32, no Shareholder has granted any option or other right to acquire from such other Shareholder any shares of Company Common Stock.

           SECTION 4.04 Additional Representations and Covenants of Shareholders. Each Shareholder hereby acknowledges, represents and warrants to Parent, as to itself, severally and not jointly and agrees as follows, knowing and intending that Parent is relying hereon in entering into the transaction contemplated hereby:

           (a) Such Shareholder understands that the shares of Parent Common Stock which are the subject of this Agreement are intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") by virtue of Section 4(2) thereof, based, in part, upon the representations, warranties and agreements of each Shareholder contained in this Agreement.

           (b) Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved the Parent Common Stock or passed upon or endorsed the merits of an investment therein or confirmed the accuracy or adequacy of any information provided by Parent to the Shareholders or the accuracy or adequacy of any of the representations, warranties and agreements of Parent contained herein.

           (c) Such Shareholder is acquiring Parent Common Stock solely for its own account for investment and not with any present view to resale or distribution thereof, in whole or in part. No Shareholder has any agreement or arrangement, formal or informal, written or oral, with any person to sell or transfer or otherwise dispose of all or any part of the Parent Common Stock, and none has any present plans to enter into any such agreement or arrangement.

           (d) No Shareholder became aware of the offer and sale of Parent Common Stock through or as a result of any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or other media in connection with the offer and sale of Parent Common Stock contemplated hereby and no Shareholder is purchasing Parent Common Stock through or as a result of any seminar or meeting to which any Shareholder was invited.

           (e) Such Shareholder, if listed in Schedule 4.04(e), meets the requirements of at least one of the categories of an "accredited investor", as defined in Rule 501(a) under the Securities Act.

           (f) Such Shareholder, or such Shareholder together with its Purchaser Representative (hereinafter defined), has such knowledge and experience in financial, tax, and business matters in general, and investments in securities in particular, so as to enable such Shareholder to evaluate the merits and risks of an investment in Parent Common Stock and to make an informed investment decision with respect thereto.

           (g) Such Shareholder, or such Shareholder together with its Purchaser Representative, is familiar with the business, historical financial performance and prospects of the Company, including the risks associated therewith. All information, including, without limitation, financial information and the Financial Statements, provided by the Company or such Shareholder for insertion in the Merger Information (hereafter defined) does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading, it being understood and acknowledged that such information has not been independently verified by Parent or Acquisition.

           (h) Such Shareholder recognizes that it must bear the substantial economic risks of the investment in Parent Common Stock indefinitely, because none of the Parent Common Stock may be sold, transferred, hypothecated or otherwise disposed of unless such Parent Common Stock is registered under the Securities Act and applicable state securities laws or an exemption from such registration is available. Legends shall be placed on the certificates representing Parent Common Stock issuable stating that the shares represented thereby have not been registered under the Securities Act or applicable state securities laws, and appropriate notations thereof will be made in Parent's stock books.

           (i) Such Shareholder has adequate means of providing for its current financial needs and foreseeable contingencies and has no need for liquidity of its investment in Parent Common Stock for an indefinite period of time. Such Shareholder's overall commitment to investments which are not readily marketable is not excessive in view of its net worth and financial circumstances and the purchase of the Parent Common Stock will not cause such commitment to become excessive.

           (j) Such Shareholder is not relying on Parent or any of its employees or agents with respect to the legal, tax, economic and related considerations of an investment in Parent Common Stock, other than as expressly contained in the representations and warranties of Parent contained in Article V hereof. There has been delivered to such Shareholder copies of this Agreement, Parent's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, Parent's 1996 Annual Report to Stockholders, Parent's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997, Parent's Proxy Statement for its Annual Meeting held on November 14, 1996, Parents Press Releases dated July 17, 1997 and August 5, 1997, the Financial Statements and a summary description of the Company's business (collectively, the "Merger Information"). Such Shareholder, or such Shareholder together with its Purchaser Representative, has read and fully understands the Merger Information.

           (k) Such Shareholder, or such Shareholder together with its Purchaser Representative, (i) has had the opportunity to obtain all information requested by him for the purposes of verifying the Merger Information or for any other purpose related hereto and (ii) has had the opportunity to meet with representatives of Parent and the Company and to have them answer any questions and provide such additional information regarding the terms and conditions of the transactions contemplated hereby, the information with respect to Parent included in the Merger Information and the business and prospects of Parent deemed relevant by such Shareholder, or such Shareholder together with its Purchaser Representative, all of which questions have been answered and all of which requested information has been provided to the full satisfaction of such Shareholder. Such Shareholder is aware that an investment in Parent Common Stock is speculative and involves significant risks, including, among other things, the risk of the loss of such Shareholder's entire investment in Parent Common Stock.

           (l) In evaluating the suitability of an investment in Parent, and in deciding to enter into this Agreement, no Shareholder, nor any Shareholder together with its Purchaser Representative, has relied upon any representation or other information (whether oral or written) other than as set forth in the representations and warranties of Parent contained in Article V of this Agreement and the Merger Information. No oral or written representations have been made, or oral or written information furnished, to any Shareholder in connection with the offer and sale of Parent Common Stock that are in any way inconsistent with the representations and warranties of Parent contained herein or any of the information contained in the Merger Information.

           (m) Except as described in Schedule 4.04(m) hereto, no Shareholder has any beneficial interest, directly or indirectly, in any person, firm, corporation, partnership or other entity which is or within the past two years has been a supplier of any goods or services to the Company, including, without limitation, any Major Supplier, or from which the Company has received fees, including, without limitation, any Contract Party, other than as the beneficial owner of 1% or less of the voting securities of a publicly held corporation. The nature and amount of any such beneficial interest is disclosed in Schedule 4.04(m).

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT

           Parent represents and warrants to the Company and each Shareholder as follows:

           SECTION 5.01 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole.

           SECTION 5.02 Acquisition. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as it is now being conducted. Acquisition is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole. All the outstanding shares of capital stock of Acquisition are validly issued, fully paid and nonassessable and are owned by Parent.

           SECTION 5.03 Capitalization. The authorized capital stock of Parent consists of 80,000,000 shares of Parent Common Stock, and, as of June 30, 1997, 25,235,288 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and are fully paid and nonassessable. Except as contemplated hereby and except for rights or options outstanding under Parent's employee stock purchase and stock options plans, and rights outstanding under the Rights Agreement dated May 7, 1997 between Parent and Bank of New York, as rights agent, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of Parent is authorized or outstanding and there is not any agreement of Parent to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Parent does not have any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. At the Effective Time, Parent will have sufficient authorized and unissued shares of Parent Common Stock available for issuance in accordance with Article II hereof. When issued to the Shareholders hereunder, such shares of Parent Common Stock will have been duly authorized by Parent and, upon receipt of consideration therefor in accordance with the terms hereof, such shares will be validly issued, fully paid and nonassessable shares of Parent Common Stock.

           SECTION 5.04 Authority Relative to Agreement. Parent has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby (including issuance of Parent Common Stock to the Shareholders pursuant to the terms hereof) have been duly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, receivership, moratorium, conservatorship, reorganization or other laws of general application affecting the rights of creditors generally or by general principles of equity.

           SECTION 5.05 Non-Contravention. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby will not (a) conflict with any provision of the Certificate of Incorporation or By-Laws of Parent or (b) result (with or without the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties, other than any such violation, default, loss or acceleration that would not have a material adverse effect on the business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole.

           SECTION 5.06 Parent Public Information. Parent has provided to each Shareholder a copy of that portion of the Merger Information consisting of the public reports and press releases of Parent referred to in Section 4.04(j) the "Parent Public Information"). The Parent Public Information does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

           SECTION 5.07 Financial Statements. The consolidated financial statements of Parent included in the Parent Public Information have been prepared in accordance with GAAP consistently applied and consistent with prior periods, subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of Parent included in the Parent Public Information fairly present in all material respects the financial position of Parent and its subsidiaries as of their respective dates, and the related consolidated statements of operations, shareholders' equity and cash flows included in the Parent Public Information fairly present in all material respects the results of operations of Parent and its subsidiaries for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures.

           SECTION 5.08 Absence of Certain Changes or Events. Except as contemplated hereby or disclosed in Parent's press releases dated July 17, 1997 and August 5, 1997, and except for the issuance of Parent Common Stock pursuant to employee benefit plans of Parent described in Section 5.03 above, since March 31, 1997, Parent has not (a) issued any Parent Common Stock or securities or obligations convertible into or exchangeable for Parent Common Stock, (b) incurred any material liabilities (absolute or contin-

gent), except in the ordinary course of business or (c) suffered any material adverse effect on the business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole.

           SECTION 5.09 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (a) filings pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated by the SEC thereunder, if applicable, (b) filings with state securities agencies under state securities or blue sky laws, if applicable, (c) the filing of a listing application with the Nasdaq National Market with respect to shares of Parent Common Stock issuable in the Merger, (d) the filing of a Certificate of Merger with the Secretary of State of the State of New York in accordance with the New York BCL, (e) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Delaware GCL, (f) filings of notices required to be filed with state insurance departments, (g) any licenses, permits, franchises or other governmental authorizations pertaining to the business of the Company and its subsidiaries that are required as a result of the consummation of the transactions contemplated hereby and (h) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not have a material adverse effect on the business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole.

           SECTION 5.10 Compliance with Law. Neither Parent nor any of its subsidiaries is in default under any order of any court, governmental authority or arbitration board or tribunal. Neither Parent nor any such subsidiary has received notice of any alleged violation of any applicable laws, ordinances and governmental rules and regulations to which Parent or any such subsidiary is subject, including, without limitation, federal securities and banking laws. Neither Parent nor any subsidiary has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, except where the failure to obtain such licenses, permits, franchises or other governmental authorizations would not have a material adverse effect on business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole.

                                   ARTICLE VI

            REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

           Each of Parent and Acquisition, jointly and severally, represents and warrants to the Company and each Shareholder, knowing and intending that the Company and each Shareholder is relying thereon in entering into the transactions contemplated hereby, as follows:

           SECTION 6.01 Organization and Qualification. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Acquisition is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect with respect to Acquisition.

           SECTION 6.02 Capitalization. The authorized capital stock of Acquisition consists of 3,000 shares of common stock, $.01 par value. As of the date hereof, 100 shares of such common stock are validly issued and outstanding, fully paid and nonassessable and are owned of record and beneficially by Parent, and no shares of such common stock are held in the treasury of Acquisition. Acquisition has no commitments to issue or sell any shares of such common stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from Acquisition, any shares of such common stock, and no securities or obligations evidencing any such rights are outstanding.

           SECTION 6.03 Authority Relative to Agreement. Acquisition has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Acquisition and the consummation by Acquisition of the transactions contemplated hereby have been duly authorized by the Board of Directors of Acquisition and by Parent as its sole shareholder, and no other corporate proceedings on the part of Acquisition are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisition and constitutes the legal, valid and binding obligation of Acquisition, enforceable against Acquisition in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, receivership, moratorium, conservatorship, reorganization or other laws of general application affecting the rights of creditors generally or by principles of equity.

           SECTION 6.04 Non-Contravention. The execution and delivery of this Agreement by Acquisition and the consummation by Acquisition of the transactions contemplated hereby will not (a) conflict with any provision of the Certificate of Incorporation or By-Laws of Acquisition or (b) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquisition or its properties.

           SECTION 6.05 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Acquisition in connection with the execution and delivery of this Agreement by Acquisition or the consummation by Acquisition of the transactions contemplated hereby, except for (a) the filing of Certificate of Merger with the Secretary of State of the State of New York in accordance with the New York BCL, (b) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Delaware GCL, (c) any licenses, permits, franchises or other governmental authorizations pertaining to the business of Acquisition that are required as a result of the consummation of the transactions contemplated hereby and (d) the filing of notices required to be filed with state insurance departments.

           SECTION 6.06 Other Matters. Acquisition has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, Acquisition has not conducted any business activities and does not have any material liabilities or obligations.

                                   ARTICLE VII

                         COVENANTS AND OTHER AGREEMENTS

           SECTION 7.01 Non-Competition Agreements. Simultaneously with the execution and delivery hereof, Krauss and Trapani are each entering into a non-competition and confidentiality agreement, effective as of the Effective Time, for the benefit of Parent and the Surviving Corporation, in form and substance satisfactory to the parties thereto.

           SECTION 7.02 Employment Agreement. Simultaneously with the execution and delivery hereof, Trapani is entering into a three-year employment contract with Parent, effective as of the

Effective Time in form and substance satisfactory to the parties thereto.

           SECTION 7.03 Certain Life Insurance Policies. Schedule 7.03 sets forth certain life insurance policies maintained in force by the Company in respect of employees of the Company. As soon as practicable, the Surviving Corporation will transfer and assign each such insurance policy to the insured employee, to the extent transferrable and assignable, provided that such employee shall undertake and assume in writing all obligations of the Surviving Corporation thereunder. Any such life insurance policy which is not transferable and assignable will be terminated.

           SECTION 7.04 Indemnification. (a) The Shareholders shall be severally liable to, and shall severally indemnify, protect, defend and hold harmless Parent and its successors and the Surviving Corporation and its successors against any and all claims, damages, liabilities and expenses (including reasonable attorneys' fees) sustained by Parent or the Surviving Corporation, resulting from or in connection with the breach of any representation, warranty, covenant or other agreement made by the Company, Krauss, Trapani or any Shareholder in or pursuant to this Agreement or any other agreement or instrument executed and delivered by or on behalf of the Company, Krauss, Trapani or any Shareholder pursuant hereto or in connection herewith (such breaches or failures being hereinafter referred to individually as an "Indemnifiable Breach" and collectively as "Indemnifiable Breaches"); provided, however, that (i) neither the Krauss Trustee Shareholder, individually, nor Trapani, individually, shall be required to pay Parent and/or the Surviving Corporation, as the case may be, pursuant to this Section 7.04(a), an amount in excess of fifty percent (50%) of any amount required to be paid to Parent and/or the Surviving Corporation in respect of any Indemnifiable Breach, and (ii) neither the Krauss Trustee Shareholder, individually, nor Trapani, individually, shall be required to pay Parent and/or the Surviving Corporation, as the case may be, pursuant to this Section 7.04, an aggregate amount in excess of the dollar value equivalent of Parent Common Stock valued at the Average Price received by them upon consummation of the Merger pursuant to the terms hereof. The indemnification obligations of the Shareholders under this Section 7.04 shall apply to claims, damages, liabilities and expenses sustained by Parent and/or the Surviving Corporation in respect of Indemnifiable Breaches if and when the aggregate amount of such claims, damages, liabilities and expenses exceeds $25,000.00, or $30,000.00 in the aggregate in respect of indemnifiable claims, damages, liabilities and expenses for Indemnifiable Breaches and indemnifiable claims, damages, liabilities and expenses payable by shareholders of Group Plan Administrators, Inc. and/or Krauss & Trapani Co., Ltd. under the separate Agreements and Plans of Merger executed simultaneously herewith among Parent, the certain acquisition subsidiaries of Parent, said corporations and said shareholders of said corporations (the "Affiliate Merger Agreements"). In the event the aggregate amount of the claims, damages, liabilities and expenses sustained by Parent and/or the Surviving Corporation in respect of Indemnifiable Breaches and/or Indemnifiable Breaches together with indemnifiable claims, damages, liabilities and expenses in respect of the Affiliate Merger Agreements exceeds said amount, the indemnification obligations of the Shareholders under this Section 7.04 shall apply to all claims, damages, liabilities and expenses actually sustained by Parent and/or the Surviving Corporation in respect of Indemnifiable Breaches.

           (b) Notwithstanding anything herein to the contrary, and except for the payment by Parent or the Surviving Corporation of the FILCO Obligation after the Effective Time pursuant to Section 7.10 hereof, each of Krauss and Trapani shall be jointly and severally liable to, and shall jointly and severally indemnify, protect, defend and hold harmless Parent and its successors and the Surviving Corporation and its successors, against any and all claims, damages, liabilities and expenses (including reasonable attorneys' fees) arising from or in connection with (i) any obligation to advance, loan or contribute any amounts to FILCO or International Benefits Administrators L.L.C. not expressly undertaken by the Surviving Corporation after the Effective Time and (ii) any obligation of Krauss and/or Trapani as shareholders of FILCO or as members of International Benefits Administrators L.L.C. The indemnification obligation set forth in this Section 7.04(b) shall be unlimited in dollar amount as to Krauss and Trapani.

           (c) The Shareholders shall each be permitted to satisfy any obligation under Section 7.04(a) or Section 7.04(b) in cash or by delivering to Parent shares of Parent Common Stock in an amount equal to his obligation thereunder based on a per share value equal to the Average Price.

           (d) Parent and Acquisition shall be jointly and severally liable to, and shall jointly and severally indemnify, protect, defend and hold harmless each Shareholder and its respective successors against any and all claims, damages, liabilities and expenses (including reasonable attorneys' fees) sustained by any Shareholder, resulting from or in connection with the breach of any representation, warranty, covenant or other agreement made by Parent or Acquisition in or pursuant to this Agreement or any other agreement or instrument executed and delivered by or on behalf of Parent and/or Acquisition pursuant hereto or in connection herewith.

           (e) Notwithstanding anything herein to the contrary, any party hereto shall be entitled to seek specific enforcement of this Agreement. In the event Parent and/or the Surviving Corporation becomes entitled to any sums under the terms hereof, Parent and/or the Surviving Corporation shall have the right but not the obligation to set off such liabilities of the Krauss Trustee Shareholder and/or Trapani against any existing or future liabilities of Parent or the Surviving Corporation to the Krauss Trustee Shareholder and/or Trapani other than against amounts owed by the Company to Krauss and/or Trapani as compensation for employment.

           (f) The terms of this Section 7.04 are intended to benefit the parties hereto, and any and all claims for indemnification under this Section
7.04 must be made during the period commencing at the Effective Time and ending on the earlier to occur of (i) one (1) year after the Effective Time or (ii) publication of the independent audit report on the consolidated financial statements of Parent for the fiscal year ending June 30, 1998.

           SECTION 7.05 Confidentiality. Except as otherwise provided in the certain Confidentiality Agreement dated December 4, 1996 between the Company and Parent with regard to information about the Company and Parent (the "Confidentiality Agreement"), Parent and Acquisition, on the one hand, and the Company and each Shareholder, on the other, shall hold, and shall use their respective best efforts to cause their respective officers, directors, employees, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other parties furnished to such party in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by such party; (b) in the public domain through no fault of such party; or (c) later lawfully acquired by such party from sources other than the other parties; provided that each party may disclose such information to its Affiliates and its Affiliates' officers, directors, employees, consultants, advisors and agents, lenders and other investors in connection with the transactions contemplated by this Agreement so long as such persons are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially.

           SECTION 7.06 Transfer Restrictions After the Effective Time. Each Shareholder hereby agrees that, from and after the Effective Time:

           (a) Lock-Up. Such Shareholder shall not sell or otherwise reduce its risk relative to any shares of Parent Common

Stock received by it in the Merger (within the meaning of Financial Reporting Policy, Section 201.01), except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC, until Parent has published financial results covering a fiscal quarter that includes results (including combined sales and net income) for a period of at least 30 days of post-Merger operations.

           (b) Securities Act Compliance. Such Shareholder shall not offer, sell, or otherwise dispose of the shares of Parent Common Stock received by such Shareholder in connection with the Merger other than (i) pursuant to an effective registration statement under the Securities Act, or (ii) otherwise pursuant to an exemption from the registration requirements of the Securities Act.

           SECTION 7.07 Registration Rights Agreements. Simultaneously with the execution hereof, Parent and each Shareholder are executing and delivering a registration rights agreement in the form of Exhibit A hereto (the "Registration Rights Agreement"), which agreement shall be effective as of the Effective Time.

           SECTION 7.08 Termination of Shareholders' Agreements. Simultaneously with the execution and delivery hereof, the Company and each Shareholder which is a party to a shareholders' or similar agreement disclosed in Schedule 3.02 is entering into a written agreement terminating such agreement, as of the Effective Time, without further obligation of the Company or the Surviving Corporation thereunder.

           SECTION 7.09 Shareholder Sub-S Tax Liability. Simultaneously herewith, the Company is remitting to each Shareholder that amount reasonably estimated by the Company to represent such Shareholder's tax obligation for the undistributed profits of the Company from October 1, 1996 through the Effective Time, calculated using the anticipated marginal tax rate of 43.9%. The Company has provided to Parent a written schedule showing the calculation thereof. Such amount paid to each Shareholder simultaneously herewith shall be adjusted upward or downward, as the case may be, as hereinafter set forth in this Section 7.09. In the event that the actual undistributed profits of the Company from January 1, 1997 through the Effective Date (the "Actual Undistributed Profits") shall exceed the amount of undistributed profits estimated for the calculation of amounts paid to the Shareholders simultaneously herewith (the "Estimated Undistributed Profits"), an amount equal to 43.9% of the amount by which the Actual Undistributed Profits exceed the Estimated Undistributed Profits shall be paid by Parent or the Surviving Corporation to the Shareholders in proportion to their respective equity interests in the Company immediately prior to the Effective Time. In the event that the Actual Undistributed Profits shall be less than the Estimated Undistributed Profits, the Shareholders shall remit to Parent an amount equal to 43.9% of the amount by which the Actual Undistributed Profits are less than the Estimated Undistributed Profits. Parent or the Surviving Corporation shall notify the Shareholders in writing of its good faith determination of the Actual Undistributed Profits and any amount to be paid to the Shareholders or remitted by the Shareholders under this Section 7.09, which determination shall be binding on the parties hereto. The obligations of the parties under this Section
7.09 shall survive the Effective Time.

           SECTION 7.10 Payments under FILCO Agreement. Parent and/or the Surviving Corporation covenant and agree with the Shareholders, Krauss and Trapani to make all payments required to be made by the Surviving Corporation under the FILCO Agreement after the Effective Time. In the event that aggregate amount required to be paid by Parent and/or the Surviving Corporation under the FILCO Agreement is less than $104,000.00, the amount by which the amount of $104,000.00 exceeds the aggregate amount required to be paid by Parent and/or the Surviving Corporation shall be paid to the Shareholders in proportion to their respective equity interests in the Company immediately prior to the Effective Time. The obligations of Parent and/or the Surviving Corporation under this Section 7.10 shall survive the Effective Time.

           SECTION 7.11 Closing Deliveries. The Company and the Shareholders are simultaneously herewith delivering to Parent and Acquisition, the following:

                (i) A copy of resolutions duly adopted by the Board of Directors of the Company and the Shareholders, certified by the Secretary or Assistant Secretary of the Company, approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

                  (ii) the opinion of counsel to the Company and the
            Shareholders in form and substance satisfactory to Parent and its counsel; and

           (iii) a good standing certificate issued by the Secretary of State of New York as to the good standing of the Company in such jurisdiction.

           (b) Parent and Acquisition are simultaneously herewith delivering to the Company and the Shareholders, the following:

                (i) A copy of resolutions duly adopted by the Board of Directors of Parent and by the Board of

            Directors of Acquisition, certified by the Secretary or Assistant Secretary of Parent and Acquisition, respectively, approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

                  (ii) the opinion of the Vice President and General Counsel of
            Parent in form and substance satisfactory to the Company and its counsel; and

                (iii) good standing certificates issued by the Secretary of State of Delaware as to the good standing of Parent and Acquisition in such jurisdictions.

           SECTION 7.12 No Recission. The parties hereto covenant and agree that none of them will seek recission of the Merger in the event that the pooling-of-interests method of accounting is unavailable for the Merger.

                                  ARTICLE VIII

                                  MISCELLANEOUS

           SECTION 8.01 Survival of Certain Representations and Warranties. The representations and warranties of the Company and the Shareholders in this Agreement and in any instrument delivered pursuant hereto shall survive the Effective Time until the earlier to occur of (i) one (1) year after the Effective Time or (ii) publication of the independent audit report on the consolidated financial statements of Parent for the fiscal year ending June 30, 1998, provided that this Section 10.01 shall not limit any other covenant or agreement of the parties that by its terms contemplates performances beyond such period.

           SECTION 8.02 Fees and Expenses. (a) The Company shall pay the reasonable attorney's and accountant's fees of the Company, Krauss, Trapani and the Shareholders actually incurred by them in connection with the negotiation, preparation and execution of this Agreement up to a maximum aggregate amount of $60,000.00 for this Agreement and the Affiliate Merger Agreements. Except as provided in the foregoing sentence, none of the Company, Krauss, Trapani or the Shareholders, on the one hand, and Parent and Acquisition, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including, without limitations, the fees and expenses of counsel, accountants, advisors, investment bankers and other experts.

           (b) The Shareholders, on the one hand, and Parent and Acquisition, on the other hand, shall indemnify the other and hold it or them, as the case may be, harmless from and against any claims for advisor's fees, finders' fees or brokerage commissions, in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding between the Company or any of the Shareholders, on the one hand, or Parent and Acquisition, on the other hand, and any third party.

           SECTION 8.03 Publicity. The Company, Krauss, Trapani, the Shareholders and Parent agree that they will not issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, except that the Company or Parent may make such public disclosure that it believes in good faith to be required by law.

           SECTION 8.04 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           SECTION 8.05 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid, as follows:

           If to Parent and/or Acquisition, to:

                The BISYS Group, Inc.
                Overlook at Great Notch
                150 Clove Road
                Little Falls, New Jersey 07424

                Attention: Chairman and Chief Executive Officer

           with a copy to:

                The BISYS Group, Inc.
                Overlook at Great Notch
                150 Clove Road
                Little Falls, New Jersey 07424

                Attention: General Counsel

           If to the Company and/or the Shareholders, to:

                Dascit/White & Winston, Inc.
                99 Madison Avenue
                New York, NY 10016

                Attention: Chairman

           with a copy to:

                Todtman, Young, Nachamie,
                  Hendler & Spizz, P.C.
                425 Park Avenue
                New York, New York 10022

                Attention:  Alex Spizz, Esq.

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

           SECTION 8.06 Waivers. The Company, Krauss and Trapani, on the one hand, and Parent and Acquisition, on the other hand, may, by written notice to the other, (a) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with any of the covenants and agreements of the other contained in this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

           SECTION 8.07 Entire Agreement. This Agreement, its Schedules and the agreements and documents executed at the Effective Time in connection herewith and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

           SECTION 8.08 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

           SECTION 8.09 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

           SECTION 8.10 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

           SECTION 8.11 Amendments. This Agreement may be modified, amended or supplemented at any time by action of the respective Boards of Directors of the Company, Parent and Acquisition, and by Krauss, Trapani and the Shareholders. Without limiting the generality of the foregoing, this Agreement may only be amended, varied or supplemented by an instrument in writing, signed by the parties hereto.

           SECTION 8.12 Applicable Disclosures. For purposes of this Agreement, any disclosure made in any provision hereof, in any Schedule annexed hereto or in any Agreement and Plan of Merger bearing even date herewith providing for the merger of a subsidiary of Parent into any Affiliate of the Company shall be deemed to be disclosed under a Section of this Agreement.

           IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have executed and delivered this Agreement and Plan of Merger as of the day and year first above written.

                                    THE BISYS GROUP, INC.

                                    By:/s/ Lynn J. Mangum
                                       ------------------------
                                       Lynn J. Mangum
                                       Chairman and
                                       Chief Executive Officer

                       [signatures continued on next page]

                    [signatures continued from previous page]

                                    BI-DWW, INC.

                                    By:/s/ Lynn J. Mangum
                                       ------------------------
                                       Lynn J. Mangum
                                       Chairman

                                    DASCIT/WHITE & WINSTON, INC.

                                    By:/s/ Jeffrey D. Krauss
                                       ------------------------
                                       Jeffrey D. Krauss
                                       Chairman

                                       /s/ Jeffrey D. Krauss
                                       ------------------------
                                       Jeffrey D. Krauss

Number of
Shares of Company
Common Stock Owned:                       SHAREHOLDERS:


        50                             /s/ Joseph J. DiTrapani
                                       ------------------------
                                       Joseph J. DiTrapani
                                       860 Cranford Avenue
                                       North Woodmere, NY  11581


        50                             /s/ Jeffrey D. Krauss
                                       ------------------------
                                       Jeffrey D. Krauss, as
                                        Trustee of the Trust for
                                        the Benefit of Laura Krauss
                                       2649 Rebecca Street
                                       Bellmore, NY 11710

                             INDEX TO DEFINED TERMS

  Term                                       Reference
  ----                                       ---------

"Acquisition"                                Preamble
"Actual Undistributed Profits"               7.09
"Affiliate"                                  3.20
"Affiliate Merger Agreements"                7.04(a)
"Aggregate Parent Common Stock
   Consideration"                            2.01(a)
"Agreement"                                  Preamble
"April 1997 Balance Sheet"                   3.08
"April 1997 Combined Balance Sheet           3.08
"Average Price"                              2.01(a)
"Balance Sheet"                              3.08(a)
"Certificate"                                2.03(a)
"Code"                                       Recitals
"Combined Balance Sheet"                     3.08
"Company"                                    Preamble
"Company Common Stock"                       2.01(a)
"Company Investments"                        3.17
"Company Licenses"                           3.28
"Confidentiality Agreement"                  3.05
"Constituent Corporations"                   Preamble
"Contract Parties"                           3.10
"Control"                                    3.20
"December 1996 Balance Sheet"                3.08
"Delaware GCL"                               Recitals
"Effective Time"                             1.03
"Employee and Other Licenses"                3.28
"ERISA"                                      3.12(b)
"Estimated Undistributed Profits"            7.09
"Exchange Act"                               5.09
"FILCO"                                      2.01(a)
"FILCO Agreement"                            2.01(a)
"FILCO Obligation"                           2.01(a)
"Financial Statements"                       3.08(a)
"Indemnifiable Breaches"                     7.04(a)
"Intellectual Property Rights"               3.09
"Krauss"                                     Preamble
"Krauss Trustee Shareholder"                 Preamble
"Major Suppliers"                            3.11
"Merger"                                     Recitals
"Merger Information"                         4.04(j)
"Net Merger Price"                           2.01(a)
"New York BCL"                               Recitals
"Other Contracts"                            3.20
"Parent"                                     Preamble
"Parent Common Stock"                        Recitals
"Parent Public Information"                  5.06

"Registration Rights Agreement"              7.07
"SEC"                                        4.04(b)
"Securities Act"                             4.04(a)
"Shareholders"                               Preamble
"Shareholders' Agreements"                   3.02
"Surviving Corporation"                      Preamble
"Trapani"                                    Preamble